Exhibit 10.21

MOBILEIRON, INC. SEVERANCE

BENEFIT PLAN PARTICIPATION

NOTICE

To:  Daniel Fields

You have been designated as eligible to be a Participant in the MobileIron, Inc. Severance Benefit Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

The table below designates the benefits you are eligible to receive pursuant to the Plan.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change in Control Termination	6 months of your Monthly Base Salary	6 months	0%
Qualifying Termination that is a Change in Control Termination	12 months of your Monthly Base Salary	12 months	100%

The definition of “Constructive Termination” for the purpose of this Participation Notice is hereby defined as follows:

“Constructive Termination” means the Participant resigns (resulting in a Separation from Service) because one of the following events or actions is undertaken without the Participant’s written consent:

(i)        a reduction of more than 20% or more in the Participant’s annual base salary (unless pursuant to a salary reduction program applicable to all similarly situated employees);

(ii)       a non-temporary relocation of the Participant’s business office to a location that increases the Participant’s one-way commute by more than 50 miles from the primary location at which the Participant performed duties at the time of Constructive Termination;

(iii)      a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Participant; or

(iv)      a material reduction of Participant’s duties, authority or responsibilities relative to Participant’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided that such a “reduction” will not be deemed to occur if Participant’s duties, authority and responsibilities with respect to the successor subsidiary or division of the parent entity following a Change in Control are substantially similar to Participant’s duties, authority and responsibilities with respect to the business of the Company immediately prior to the Change in Control.

An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within 30 days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within 30 days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within 90 days after the end of the cure period.

In addition to other terms defined in the Plan document, the definitions on Attachment A to this Participation Notice are used to define the benefits to which you are entitled under the Plan.

By accepting participation in the Plan, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

/s/ Daniel Fields
(Signature)

Daniel Fields
(Print Name)

12/29/2015
(Date)

2.

Attachment  A

“Monthly Base Salary” means the Participant’s monthly base salary in effect immediately prior to date of the Qualifying Termination, ignoring any reduction that forms the basis for Constructive Termination.

“Qualifying Termination” means a Change in Control Termination or any other Involuntary Termination Without Cause.

“Change in Control Termination” means (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in either case that occurs within the period starting three months prior to a Change in Control and ending on the first anniversary of the Change in Control.

“Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability, or Cause.

“Cause” means any of the following events: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company; (ii) willful breach of any obligation under any written agreement with the Company that is not cured within 30 days of written notice to the Participant; (iii) Participant’s deliberate violation of a Company policy, or commission of any felony or any act of fraud, embezzlement, dishonesty or any other willful misconduct, that has caused or is reasonably expected to result in material injury to the Company; or (iv) material unauthorized use, disclosure or misappropriation by Participant of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.

3.